UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): December 6, 2011 (December 5, 2011)

TEC TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53432	13-4013027
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

Xinqiao Industrial Park
Jingde County
Anhui Province 242600
People’s Republic of China
(Address of principal executive offices)

(86) 563 8023488
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.07    Submission of Matters to a Vote of Security Holders

On December 5, 2011, Mr. Hua Peng Phillip Wong, being the record holder of 17,797,372 shares of the common stock, $0.001 par value per share (the “Common Stock), of TEC Technology, Inc. (the “Company”), constituting 58.97% of the issued and outstanding shares of the Company’s Common Stock, the sole class of the Company’s voting securities, adopted resolutions approving a change of the Company’s domicile from Delaware to Nevada (the “Reincorporation”), to be accomplished by (i) incorporating a new wholly-owned subsidiary of the Company in Nevada to be named TEC Technology, Inc. (“TEC Nevada”) and (ii) merging the Company with and into TEC Nevada, with TEC Nevada continuing as the surviving entity, pursuant to the terms set forth in an agreement and plan of merger to be entered into between the Company and TEC Nevada (“Plan of Merger”). On such date, there were 30,181,552 shares of the Company’s Common Stock issued and outstanding with the holders thereof being entitled to cast one vote per share.

The Company’s Board of Directors approved the Reincorporation and Plan of Merger and recommended them for submittal to stockholders on December 5, 2011. The Company intends to file the requisite Information Statement on Schedule 14C, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, with the SEC within a week. The Reincorporation will become effective following execution of the Plan of Merger and the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware and Articles of Merger with the Secretary of State of the State of Nevada, which will be filed approximately twenty (20) days after such Information Statement is first mailed to the Company’s stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 6, 2011

TEC TECHNOLOGY, INC.

By: /s/Chun Lu
Chun Lu
Chief Executive Officer